Exhibit 10.1
Severance Agreement and General Release
THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into as of this 2nd day of April, 2020 (the “Effective Date”) by and between LISA FLETCHER (herein “Ms. Fletcher”), and FRANKLIN SYNERGY BANK, a Tennessee banking corporation (herein the “Bank”).
RECITALS:
1. Ms. Fletcher is an “at will” employee of the Bank, and she also is a party to that certain Change In Control Agreement dated April 21, 2015 (the “COCA”).
2. Ms. Fletcher desires to voluntarily resign her position and duties with the Bank without losing her Change of Control Benefits specified in Article 2 of the COCA.
3. The Bank wishes to accept the resignation of Ms. Fletcher and to resolve any and all issues surrounding the termination of Ms. Fletcher’s employment with the Bank.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:
1.Separation From Employment. Ms. Fletcher’s separation from employment with the Bank is effective April 3, 2020 (the "Separation Date"), and all obligations owed by Bank to Ms. Fletcher as a result of and arising from her employment with the Bank will be calculated, applied, and interpreted based upon such Separation Date, except that: (a) the Bank shall pay to Ms. Fletcher on May 3, 2020 an amount equal to $563,546.00 in a lump sum payment, and (b) Ms. Fletcher shall be entitled to the benefits under any award of restricted stock or restricted stock units previously given to her, with such stock awards to vest upon the execution of this Agreement. For the purpose of clarity, it is acknowledged and agreed that all stock option awards provided to Ms. Fletcher are surrendered and cancelled effective on the date hereof. Ms. Fletcher understands that the vesting of her restricted stock and restricted stock units will be a taxable event under the Internal Revenue Code.
2.Full Payment. Ms. Fletcher agrees that except for payments described in Section 1 above, the Bank owes her no other compensation or other monies, whether under contract, under the COCA, or by law, and that she is entitled to no further or other compensation or payment of any kind.
3.Termination of All Fringe Benefits. Ms. Fletcher’s coverage under the Bank’s group insurance programs, including medical, dental, vision, short-term disability, long-term disability, life insurance, and other applicable employee benefit plans shall cease as of the Separation Date. Ms. Fletcher has been advised that she is entitled to initiate COBRA coverage.

From this date forward, Ms. Fletcher shall not receive payment or reimbursement for reimbursement of any business expenses. Ms. Fletcher represents that she has no outstanding business expenses which she has incurred on behalf of the Bank.
4.Non-Disparagement: In consideration of the Bank’s promises, payments, and other consideration contained herein, Ms. Fletcher further agrees that she will not do or say anything that would have the effect of diminishing or damaging the goodwill and good reputation of the Bank, its related or subsidiary companies, officers, directors, employees, or the Bank’s products and services.

5.Cooperation: In consideration of the Bank’s promises, payments and other consideration contained herein, Ms. Fletcher agrees to cooperate fully and assist the Bank in connection with any current or subsequent legal, administrative or regulatory matter or other proceedings involving the Bank.
6.Advice to Seek Counsel/Time to Consider: Ms. Fletcher further acknowledges that the Bank has advised Ms. Fletcher that she may consult an attorney of Ms. Fletcher’s choosing, at her own expense.
7.No Admission of Wrongdoing. It is understood and agreed that this Agreement does not and shall not constitute an admission by the Bank or Ms. Fletcher that it or she has violated any law or any right of the other.
8.Confidentiality. In consideration of the Bank’s promises, payments and other consideration contained herein, Ms. Fletcher agrees to hold this Agreement and its terms in confidence and not to disclose or discuss the existence of this Agreement or its contents with anyone, including employees of the Bank and its affiliates, except his attorneys and immediate family members.
9.Severability/Enforcement: Should this Agreement be held invalid or unenforceable, (in whole or in part), with respect to any particular claims or circumstances, it shall remain fully valid and enforceable as to all other claims and circumstances.
10.Applicable Law: This Agreement shall be construed in accordance with the laws of the State of Tennessee, and its terms shall in all cases be interpreted as a whole, according to its fair meaning, and not strictly for or against either of the Bank or Ms. Fletcher.
11.Whole Agreement: Ms. Fletcher and the Bank agree that this Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between them which have not been fully incorporated by reference into this document. This Agreement may be amended or superseded only by a subsequent writing executed by Ms. Fletcher and the Bank.
12.Knowing and Voluntary Agreement: Ms. Fletcher and the Bank represent and certify that they have carefully read and fully understand all of the provisions of this Agreement,

that they have had ample and adequate opportunity to thoroughly discuss all aspects of this Agreement with legal counsel of their own choosing, that they are voluntarily entering into this Agreement and that no representations have been made other than those set forth explicitly herein.
13.Release of Age and All Other Claims: Ms. Fletcher agrees not to file, pursue or prosecute any suit, charge, complaint, action or claim of any nature whatsoever arising out of Ms. Fletcher’s employment with the Bank, its subsidiaries, parent companies, and affiliated companies, or Ms. Fletcher’s separation from such employment. Ms. Fletcher further hereby individually and collectively, for herself, her estate, agents, attorneys, successors, heirs, executors, administrators, insurers and assignees, irrevocably and unconditionally releases and discharges the Bank and its respective related subsidiaries, parent companies, and their respective agents, directors, parent corporations, sister corporations, subsidiary corporations, affiliates, officers, employees, representatives, attorneys, insurers, predecessors and successors (hereinafter collectively referred to as “the Releasees”) from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages and expenses (including attorney’s fees and cost actually incurred) of any nature whatsoever, in law or equity, whether known or unknown, which Ms. Fletcher ever had, or may have had, against Releasees since the beginning of time to the execution of this Agreement.
Claims being released under this Agreement include, but are not limited to, any and all claims against the Releasees arising under any federal, state, or local statutes, ordinances, resolutions, regulations, constitutional provisions and/or common law(s), from any and all actions, causes of action, lawsuits, debts, charges, complaints, liabilities, obligations, promises, agreements, controversies, damages and expenses of any and every nature whatsoever, both legal and equitable, whether known or unknown, which Ms. Fletcher had, has ever had, now has or may have against the Releasees as of the date of execution of this Agreement, including, but not limited to:
(a)any and all claims which were, or could have been, asserted in any lawsuit or administrative action or proceeding;
(b)any and all claims arising out of Ms. Fletcher’s employment by the Releasees and Ms. Fletcher’s separation from that employment;
(c)any and all claims of discrimination or retaliation arising under local, state or federal law including, but not limited to, Title VII of the Civil Rights Act of 1964; 42 U.S.C. §§ 1981, 1981A, 1983 and 1985; the Age Discrimination in Employment Act; the Americans With Disabilities Act; the Federal Rehabilitation Act of 1973; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act of 1974; Executive Order 11246; the Tennessee Human Rights Act; each, as amended, and all other such similar statutes, city or county ordinances or resolutions and applicable anti-discrimination laws;

(d)any and all tort claims including, but not limited to, claims of wrongful termination, constructive discharge, defamation, invasion of privacy, interference with contract, interference with prospective economic advantage, and intentional or negligent infliction of emotional distress and outrage;
(e)any and all contract claims whether express or implied;
(f)any and all claims for unpaid benefits or entitlements asserted under any Bank plan, policy, benefits offering or program except any vested retirement or pension benefits, if any, or as otherwise required by law or preserved in this Agreement; and
(g)any and all claims for attorneys’ fees, interest, costs, injunctive relief or reinstatement to which Ms. Fletcher is, claims to be or may be, entitled.

14.Agreement Not to Sue: In consideration of the Bank’s promises, payments and other consideration contained herein, Ms. Fletcher hereby further agrees that if any claim referenced herein is filed, pursued, or otherwise prosecuted by Ms. Fletcher, individually or collectively, or by any persons or entities, by or through her or on her behalf, individually or collectively, Ms. Fletcher waives her rights to relief from such claim, including the right to attorneys’ fees, costs and any and all other relief whether legal or equitable, sought in such claim, and agrees to indemnify and hold the Bank and the Releasees harmless from such claim, including attorneys’ fees and costs. If Ms. Fletcher violates this Agreement by suing the Bank or the Releasees, Ms. Fletcher agrees that she will pay all costs and expenses of defending against the suit incurred by the Bank or the Releasees. Nothing in this Section 14 will prevent Ms. Fletcher from bringing claims against the Bank arising out of a breach of this Agreement.
15.Absence of Claims. Ms. Fletcher also acknowledges, represents and warrants that she has not filed or assigned any claims, charges, complaints, or grievances against the Bank.

            (Signature page follows)

I UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A FULL AND FINAL RELEASE OF ALL CLAIMS, INCLUDING KNOWN AND UNKNOWN CLAIMS, WHICH I MIGHT HAVE AS OF THIS DATE.

ENTERED INTO as of the Effective Date.

MS. FLETCHER:

By: /s/ Lisa Fletcher
LISA FLETCHER

BANK:

FRANKLIN SYNERGY BANK

By: /s/ David McDaniel

Title: Executive Vice President
DAVID MCDANIEL, EVP